Exhibit 10.60

[        ]

Engagement Letter

Dear [        ]

This letter will confirm our understanding concerning your service as a member of the Board of Directors (the “Board”) of Shineco, Inc. (the “Company”). This letter supersedes all prior written and oral discussion and agreements between the parties hereto with respect to the subject matter hereof and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

1.          TERM. Your tenure on the Board began in [        ], when you accepted our offer to serve on the Board and will continue until your resignation or removal or until your successor is duly elected and qualified. We expect that you will be a member of the Board for at least the period from [        ] to the annual shareholders meeting in [        ] and that you will notify the Company at least one month before resigning from the Board, subject to compliance with the Company’s Director Resignation Policy.

2.          TITLE AND PRIMARY SERVICES. You have agreed to serve as a Director of the Board, and [        ].

3.          COMPENSATION. In consideration of your services as a director of the Company and your participation in each of the Board’s regular meetings and additionally called special meetings and conference calls, the Company will pay you a Board Fee of [        ] in cash per year starting from the first year after the closing of the Initial Public Offering of the Company. You will also attend Committee Meetings for which you will not receive additional fees.

4.          EXPENSES. The Company will pay or reimburse you for all authorized and approved out-of-pocket expenses actually incurred in the course of your performance of services pursuant to this letter in a manner consistent with the Company’s policies with respect to reimbursement of such expenses for its Board members generally. Such expenses shall be approved in advance.

5.          REGULATORY AND LEGAL COMPLIANCE. The Company does not anticipate that you will perform any services for the Company which will require reporting, registration, licensing or other compliance activities under any federal, state or municipal laws and regulations relating to lobbying, contact with government officials or similar matters. However, should any such regulatory compliance be required, you shall be solely responsible for complying at your expense with such regulatory requirements as may be applicable to you personally and the Company shall be solely responsible for complying at its expense with such regulatory requirements as may be applicable to the Company. You and the Company shall each provide the other with such information as either may request in order to prepare any reports or other documents required for any such regulatory compliance.

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6.          REPRESENTATIONS. You warrant and represent to the Company that (a) you are not prohibited by any law or regulation or by the terms of any contract or agreement from performing services for the Company as contemplated by this letter, and (b) as of the date hereof, you are not aware of any situation that would pose a conflict of interest with respect to your performance of services for the Company as contemplated hereby. You agree to promptly inform the Company of any situations that may pose a conflict of interest which may hereafter come to your attention.

7.          CONFIDENTIALITY. During your tenure on the Board, you shall not directly or indirectly use or disclose any Confidential Information (as defined below) or Trade Secrets (as defined below) of the Company or the Company’s affiliates except in the interest and for the benefit of the Company. After the end, for whatever reason, of your tenure on the Board, you shall not directly or indirectly use or disclose any Trade Secrets of the Company or the Company’s affiliates. Similarly, you shall not directly or indirectly use or disclose any Confidential Information following your tenure on the Board. For purposes hereof, the term “Confidential Information” means all non-Trade Secrets or proprietary information of the Company or the Company’s affiliates which has value to the Company or the Company’s affiliates and which is not known to the public or the Company’s competitors, generally. Confidential Information includes but is not limited to: (i) inventions, product specifications, information about products under development, research, development or business plans, production know-how and processes, manufacturing techniques, equipment design and layout, test results, financial information, customer lists, information about orders and transactions with customers, sales and marketing strategies and plans, pricing strategies, information relating to sources of materials and production costs, product samples, technical information and know-how, personnel information and all business records; (ii) information which is marked or otherwise designated as confidential or proprietary by the Company; and (iii) information received by the Company from others which the Company has an obligation to treat as confidential. For purposes hereof, “Trade Secrets” has the meaning set forth under applicable law.

8.          RETURN OF RECORDS. Upon the end, for whatever reason, of your tenure on the Board or upon request by the Company at any time, you shall immediately return to the Company all documents, records and materials belonging and/or relating to the Company, and any copies of such materials and destroy any such documents, records or materials maintained on you own computer equipment.

9.          INDEPENDENT CONTRACTOR. You are an independent contractor and not an employee or agent of the Company. You shall be solely responsible for the payment of any taxes or contributions applicable to your performance of services under this letter. You acknowledge that you shall not participate in, or receive any benefits provided by, any of the Company’s retirement, health, welfare or other employee benefit plans or programs.

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10.         ASSIGNABILITY. All services to be provided hereunder shall be performed by you personally and you shall not assign, subcontract, delegate or otherwise transfer this letter or the performance of services hereunder without the prior written consent of the Company.

11.         GOVERNING LAW. This letter shall be governed by and construed in accordance with the laws of Delaware without regard to the principles of choice or conflicts of law thereof.

12.         SEVERABILITY. The invalidity, illegality or enforceability of any provision of this letter shall not affect the other provisions hereof, which shall remain in full force and effect.

If you are in agreement with the above, kindly so indicate by signing and dating the enclosed copy of this letter in the space provided below and returning it to the Company.

Very truly yours,

Yuying Zhang
Chief Executive Officer

Acknowledged and agreed

as of the date indicated above.

[ ]
Director

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